Exhibit 10.2

FORM OF 2014 PERFORMANCE STOCK UNIT AWARD
AGREEMENT BETWEEN DIRECTV AND MICHAEL D. WHITE

THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of February 21, 2014 (“Effective Date”), is entered into between DIRECTV, a Delaware corporation (“DIRECTV” or “Company”), and Michael D. White (“Executive”).

WHEREAS, at its meeting on February 13, 2014, the Compensation Committee of DIRECTV’s Board of Directors (the “Committee”) approved the grant to Executive of restricted stock units (the “Restricted Stock Units” or “RSU”), upon the terms and conditions set forth herein and subject to the terms and conditions of the DIRECTV 2010 Stock Plan (as it may be amended from time to time, the “Plan”); and

WHEREAS, at its meeting on February 14, 2014, the Board of Directors of DIRECTV (“Board”) approved the material terms and conditions of this grant of the RSUs to Executive (“Award”); and, on March __, 2014, the Committee approved the performance measures and the related targets, thresholds, maximums; and

WHEREAS, both the Committee and the Board authorized the Chairman of the Committee to execute this Agreement on behalf of DIRECTV, in accordance with the resolutions adopted by each of the Committee and the Board at their respective meetings as referenced above.

NOW THEREFORE, in consideration of services rendered and to be rendered by Executive, and the mutual promises made herein and the mutual benefits to be derived therefrom, DIRECTV and Executive agree as follows:

1. Definitions
Any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Plan or the Severance Plan (as such plans may be amended from time to time). If such terms are not defined in the above plans, they shall have the meaning assigned to such term in the Executive Severance Plan (as may be amended from time to time).  Whenever the following words or phrases are used herein with the first letter capitalized, they shall have the respective meaning specified below:

(a)
“Performance-based RSU” shall mean that a certain performance level is required to receive all or a portion of the RSU grant. How the Company performs relative to the identified Performance Measures will determine what portion of Executive’s RSU grant is earned.

(b)
“Service” shall mean Executive’s continuous active service as an employee of the Company. The Committee will have the sole discretion to determine whether Executive has ceased to provide Service and the effective date on which Executive ceased to provide Service.

2. Grant
Subject to the terms of this Agreement and the Plan, the Committee hereby grants to Executive an RSU Award with respect to an aggregate of [TBD] Restricted Stock Units (subject to adjustment as provided in Section 14 of the Plan).  Unless an exception herein applies, the RSUs are subject to continuous Service by Executive and are converted and distributed in DIRECTV (DTV) common stock at the end of the Performance Period. The number of RSUs converted and distributed as shares of DTV stock is based on Company performance as measured by the Performance Measures. This Award is intended to be a Performance-Based Award, as defined in Section 10 of the Plan.

3. Performance Period
This 2014-2016 RSU grant has a three-year Performance Period: January 1, 2014 through December 31, 2016.

4. Performance Measures
The Committee shall determine the Performance Factor for each Performance Measure based on the following table and determined based on the annual performance of DIRECTV on a consolidated basis, as compared with the immediately preceding year.

Performance Measure	Level of Performance	Performance Factor	Performance Weighting
Annual Revenue Growth	x% or more	150%	1/3
	x% Target	100%
	x% or less	0%
Annual Operating Profit Before Depreciation and Amortization (OPBDA) Growth	x% or more	150%	1/3
	x% Target	100%
	0% or less	0%
Annual Free Cash Flow Growth	x% or more	150%	1/3
	x% Target	100%
	0% or less	0%

5. Tranches
This grant of 2014-2016 RSUs is divided into three tranches or pieces, with each tranche representing one-third of the RSUs assigned to each of the three performance years (2014, 2015 and 2016). All fractional shares in the resulting tranches are assigned to the third and final tranche, so that each tranche consists only of whole shares and the sum of the three tranches equals the original RSU grant.

6. Performance Determination; Maximum Share Payout
At the end of each calendar year, the Committee will assess DIRECTV performance. For levels of performance between the minimum and maximum specified above, the Performance Factor will be determined by interpolation. The Performance Factor for each Performance Measure will be determined annually (i.e., for each year ending December 31, 2014, 2015 and 2016), by comparison with the immediately preceding year, resulting in an Annual Performance Factor. The Annual Performance Factor for each year will be determined by adding the Performance Factor for each Performance Measure, as adjusted by the Performance Weighting for such Performance Factor, for such year.

The Annual Performance Factor for a year is multiplied times the number of shares in the related annual tranche and then vested for performance, but subject to continued Service until the end of the Performance Period. Fractional shares are retained until the end of the Performance Period.

At the end of the Performance Period, the vested shares from the three tranches are added together and any resulting fractional share is rounded up to the next higher whole share. The maximum number of vested shares is capped at 150% of the original number of RSUs under this Award.

For purposes of the Performance Measures above, operating profit before depreciation and amortization or OPBDA is a financial measure that is not determined in accordance with GAAP and is calculated by adding amounts under the caption "Depreciation and amortization expense" to "Operating profit" as disclosed in the Company’s financial statements. Free cash flow is a financial measure that is not determined in accordance with GAAP and is calculated by deducting amounts under the captions "Cash paid for property and equipment” (including cash paid for subscriber leased equipment, if reported separately), and “Cash paid for satellites”, from “Net cash provided by (used in) operating activities” as reported in the Consolidated Statements of Cash Flows in the Company’s financial statements.

In determining the level of performance for any Performance Measure for any year during the Performance Period, the following unusual or non-recurring items, which may also result in a special charge to the Company's earnings subject to adjustment as provided in Section 10(b)(v)(A) of the Plan, shall be excluded: (i) the effects of any devaluation or revaluation of any foreign currency imposed by any governmental authority ("Foreign Currency Adjustment"), (ii) the effects of any acquisition or disposition of a significant amount of assets, other than in the ordinary course of business, determined in accordance with Item 2.01 of Form 8-K issued by the Securities and Exchange Commission, unless, in either case, the Committee shall have taken the action contemplated by Section 10(b)(v)(A) of the Plan. With respect to any Foreign Currency Adjustment, in order to give effect to the foregoing, performance shall be calculated by excluding the effect of any such Foreign Currency Adjustment both for the year in which such Foreign Currency Adjustment occurs, and each subsequent year during the Performance Period, such that the applicable exchange rate for the relevant foreign currency shall be maintained for the entire Performance Period at the rate in effect in the year immediately prior to the year in which the Foreign Currency Adjustment occurs.

In determining the level of performance for any Performance Measure for any year and in establishing the baseline for such Performance Measures for the 2013 fiscal year of the Company, business and operations of the Company’s subsidiaries in Venezuela, and any transactions related to such business and operations, shall be excluded.

In determining the level of performance for any Performance Measure other than Free Cash Flow, for any year during the Performance Period, the foreign exchange rates used by the Company for such year in the three year outlook presented to the Board of Directors of the Company in February 2014 (the “planned foreign exchange rates”) shall be used as the applicable foreign exchange rates for foreign currency translations for such year, and any actual foreign exchange rates which are different than such planned foreign exchange rates shall be disregarded.

For Internal Revenue Service Code Section 162(m) purposes, using shareholder-approved metrics, the Committee established the above financial and operational measures and formulas to fund this Award to Executive. The Committee may exercise negative discretion prior to payment to reduce this Award, as appropriate to align actual awards with Company and individual performance.

7. Distribute Shares at the End of Three Years
After the end of the Performance Period, the Company will determine the number of shares to distribute. The shares will be distributed to Executive (minus applicable tax withholding) following such determination. Upon distribution, the shares will be directly deposited into an account in Executive’s name with the Company's stock plan recordkeeper (currently Morgan Stanley Smith Barney). Account and tax information will be distributed shortly thereafter. Notwithstanding the foregoing, the Company reserves the right to settle the RSUs in cash instead of shares.

8. Continued Employment
Continuous Service through the end of the Performance Period is required as a condition of receiving fully vested rights and benefits of the RSUs granted for such Performance Period, unless otherwise provided in Sections 10 and 14 herein. Partial employment or Service, even if substantial, during the Performance Period will not entitle Executive to any proportionate grant, or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or Service except as otherwise provided in Sections 10 and 14 below.

For clarity, each tranche has both a performance vesting requirement and a continued Service vesting requirement; both vesting requirements must be satisfied prior to distribution, except as otherwise provided in Sections 10 and 14 below.

9. Leave of Absence
Absence from work caused by authorized sick leave or other leave approved in writing by the Company or the Committee shall not be considered a cessation of active Service by Executive for purposes of this Agreement, unless otherwise determined by the Committee.

10. Termination of Employment
(a) Termination During First Year of Performance Period: Except as provided in Section 14 and in paragraph (d) below, if Executive’s Service with the Company is terminated for any reason within the first calendar year of the Performance Period, Executive will forfeit this RSU Award.

(b) Resignation or Termination for Cause: If Executive resigns from the Company or is terminated for Cause at any time during the Performance Period (or is terminated for Cause, after the Performance Period, but prior to the distribution date), Executive will forfeit this RSU Award.

(c) If Executive’s Service terminates on or after the end of the first calendar year of the Performance Period as a result of Executive’s death, Retirement or Disability, Executive is eligible for a prorated payout determined as follows: (i) the number of shares in the tranche for the year of termination of employment is prorated by the number of months of Service completed during that year, including the month of termination; (ii) if the termination occurs in Year 2 of the Performance Period, the number of prorated shares in tranche 2 is then multiplied by the Annual Performance Factor for Year 1 of the Performance Period, or, if the termination occurs in Year 3 of the Performance Period, the number of prorated shares in tranche 3 is then multiplied by the average of the Annual Performance Factors for Years 1 and 2; (iii) the resulting number of shares is vested and added to previously vested shares in the Performance Period, if any; and (iv) all remaining unvested shares are cancelled and forfeited. Notwithstanding the above, if Executive’s Service terminates due to his Retirement on or after the end of the first calendar year of the Performance Period, the Committee may, in its sole discretion, determine that Executive is eligible for full payout of the shares under this Award, subject to Company performance.

(d) If the Company terminates Executive’s Service without Cause or if Executive resigns due to an Effective Termination (including such termination in the first calendar year of the Performance Period), Executive is eligible for full payout of the shares under this Award, subject to Company performance.

(e) Any vested shares will be distributed as soon as practicable in the year following the end of the Performance Period, except for termination due to death, when the vested shares will be distributed as soon as practicable after Executive’s death.

11. Employee Benefits
RSUs are not “compensation” for the purposes of any Company benefit plan, including but not limited to tax-qualified plans, either before or after distribution.

12. Dividend Equivalents
(a) The RSUs are granted with dividend equivalent rights. In the event that the Company declares a cash or stock dividend, then an amount equivalent to the dividend will be accrued on each undistributed RSU (both vested and unvested) at the same rate (cash or stock value) and date as dividends are paid to shareholders.

(b) For cash dividends, the equivalent amount will be accrued as cash, without interest, and not converted to shares of stock. The dividend equivalents are payable in cash, only upon vesting and distribution of the underlying RSU grants, and are cancelled and forfeited when the underlying RSUs are cancelled or forfeited. The Committee reserves the discretion to convert and issue cash dividend equivalents as shares of stock.

(c) For stock dividends, the equivalent stock amount will be accrued as shares of stock, but not compounded and/or reinvested, and will be issued as shares of stock, subject to the same distribution timing, cancellation and forfeiture rules as cash dividend equivalents. The Committee reserves the discretion to convert and issue stock dividend equivalents as cash.

13. Conversion of RSUs Prior to a Change in Control of the Company
(a) Unless the Committee determines otherwise in its sole discretion prior to the close of a Change in Control (or “CIC”) transaction, for Executive (if still an active employee), the Company shall (i) determine performance to date; (ii) multiply the performance factor times the unvested number of RSUs; (iii) add the previously vested shares, if any; and (iv) convert the sum to time-based RSUs which vest over the remainder of the original Performance Period.

(b) Following the close of the CIC and the conversion of DTV shares to time-based successor shares or other transaction consideration, the Company or its successor shall distribute shares or other transaction consideration following the end of the original Performance Period. For the period up to and including the second anniversary of a CIC, this distribution is subject to earlier payment as set forth in Section 14 below. Section 14 herein continues to apply, except that performance calculations under Section 14(a) are waived.

(c) If Executive terminates employment under Section 10 prior to the close of the CIC transaction and holds vested undistributed RSUs, the Company or its successor shall distribute shares or other transaction consideration following the end of the original Performance Period.

(d) Dividend equivalents shall continue to accrue and be administered under Section 12 until distribution.

14. Certain Terminations of Employment following a Change in Control of the Company
(a) Subject to Section 14 of the Plan, if, on or after the end of the first calendar year of the Performance Period and coincident with the close and up to and including the second anniversary of a Change in Control of the Company (e.g., if a CIC were to close on June 30, 2014 then up to and including June 30, 2016), the Company terminates Executive’s Service without Cause or if Executive’s Service terminates as a result of Effective Termination, Executive shall vest in all of his RSU shares under this Award as follows (unless previously performance vested pursuant to Section 13(a) above): (i) if the termination occurs in Year 2 of the Performance Period, the sum of the RSUs in all tranches (1 through 3) of the Performance Period are multiplied by the Annual Performance Factor for Year 1 of the Performance Period, (ii) if the termination occurs in Year 3 of the Performance Period, the number of shares in tranche 3, is multiplied by the average of the Annual Performance Factors for Years 1 and 2 and the resulting number of shares is added to previously vested shares in the Performance Period.

(b) No further service requirement for vesting shall apply to RSU shares and all vested RSU shares, including all RSU shares that become performance vested under Sections 13 and 14, will be distributed as soon as practicable following the applicable termination of employment.

(c) Dividend equivalents shall continue to accrue and be administered under Section 12 until distributed.
15. Recovery of Stock Grants
If the financial or operating results used to determine the payout of shares are subsequently restated or revised such that fewer shares and/or dividend equivalents would have been vested or paid using such restated or revised results, the Company will be entitled to recover those shares and/or dividend equivalents that should not have been vested or paid. See the policy statement in the 2013 Proxy Statement section “Compensation Discussion and Analysis,” as amended.

16. Termination of Stock Units
To the extent that any RSUs fail to vest as of the end of the Performance Period, or if the Award has terminated pursuant to Section 10, such unvested RSUs shall immediately terminate without payment.  In addition, if Executive is subject to Article III of the Severance Plan and the Committee determines he has violated clause (B) of such Article, this RSU Award shall terminate and all undistributed shares shall be forfeited as determined by the Committee. Executive shall have no further rights with respect to such terminated RSUs.

17. Possible Early Termination of Award
As permitted by Section 14 of the Plan, and without limiting the authority of the Committee under any of the provisions of Section 14 of the Plan, the Committee retains the right to terminate all or any portion of the Award upon a dissolution of DIRECTV or a reorganization event or transaction in which the Company does not survive (or does not survive as a public company in respect of its outstanding Common Stock).  This Section 17 is not intended to prevent future vesting (including provision for future vesting) if the Award (or a substituted Award) remains outstanding following a transaction described in Section 14 of the Plan.

18. No Limitations on Acceleration
The Severance Plan, in particular Article IX, Section F thereof, contains express provisions regarding Section 280G and/or 4999 of the Code of the type described in Section 14(f) of the Plan. Accordingly, the limitations on acceleration set forth in Section 14(f) of the Plan shall not apply to this Award.  A reduction, if any, to this Award or other effect related to Section 280G and/or Section 4999 shall be governed by the Severance Plan.

19. Taxes
Executive is not taxed at the time of the RSU grant. Generally, the fair market value of the RSUs and any applicable dividends are taxable, and applicable withholding taxes are due, on the date the DIRECTV common shares and any such dividends are distributed. The applicable withholding taxes are due, whether or not Executive subsequently sells such shares. The Company may, in its discretion, take action to satisfy any Executive’s tax obligations related to the RSUs, including, but not limited to, withholding from Executive’s wages or other cash compensation, withholding shares that otherwise would be issued to Executive on settlement on the RSUs, or requiring Executive to satisfy such liability by other means as approved by the Company. However, any taxes or withholding related to the RSUs are the ultimate responsibility of Executive.

If Executive is eligible to retire at the time of the annual vesting of each or any tranche, IRS rules require that the value of the vested RSUs is subject to FICA taxes, specifically Social Security and Medicare, even though the RSUs are not converted to shares and distributed until the end of the Performance Period. Under these IRS rules, each year, as the Company performance is determined and the RSUs in the related tranches are vested, the Company will impute the value of the vested RSUs, but only if and when Executive is retirement-eligible, withhold the required FICA taxes from Executive’s vested shares in that tranche and report the imputed value on the W-2 at the end of the year. At the end of the Performance Period, if Performance Measures have been met, only vested shares for tranche 3 will be subject to FICA taxes because shares for tranches 1 and 2 will have already been subjected to FICA taxes.

The Company has made no representations to Executive with respect to the tax consequences of any Award or transactions contemplated herein. Nothing stated herein is intended or written to be used, and cannot be used, for the purpose of avoiding taxpayer penalties.

The Company, the members of the Board of Directors or the Committee shall not be liable to Executive or other person for any adverse tax consequences realized by Executive relating to the grant, vesting or settlement of a RSU hereunder.

20. Section 409A of the Code
Notwithstanding anything herein to the contrary, (1) if, at the time of Executive’s termination of employment with the Company, he is a "specified employee" as defined in Code Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Code Section 409A, then the Company will defer commencement of the payment of any such payments or benefits hereunder (without any reduction or increase in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date that is permitted under Code Section 409A); and (2) if any other payments of money or other benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Committee, that does not cause such an accelerated or additional tax or result in additional cost to the Company. The Company shall consult with its legal counsel and tax advisors in good faith regarding the implementation of this Section, which shall be done only in a manner that is reasonably acceptable to Executive; provided, however, that neither the Company, nor any of its employees or representatives, shall have any liability to Executive with respect thereto.

21. Notices
Any notice to be given under the terms of this Agreement shall be in writing and addressed: to DIRECTV at 2230 East Imperial Highway, El Segundo, California 90245, to the attention of the Corporate Secretary; and to Executive at the address on file with DIRECTV, or at such other address as either party may hereafter designate in writing to the other.

22. Effect of Agreement
This Agreement shall be binding upon and inure to the benefit of any successor or successors of DIRECTV, except to the extent the Committee determines otherwise.

23. Entire Agreement; Governing Law
The Plan is incorporated herein and made a part hereof by this reference.  The Plan, the Severance Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of DIRECTV and Executive with respect to the subject matter hereof.  The construction, interpretation, performance and enforcement of this Agreement and the Award shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

24. Plan
The Award and all rights of Executive with respect thereto are subject to, and Executive agrees to be bound by, all of the terms and conditions of the provisions of the Plan, to the extent such provisions are applicable to Awards granted to Executive.  Executive acknowledges receipt of a copy of the Plan, and agrees to be bound by the terms thereof.  Unless otherwise expressly provided in this Agreement, provisions of the Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in Executive unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee specifically so conferred by appropriate action of the Committee under the Plan after the date hereof.

25. Amendment
This Agreement may be amended in accordance with the terms of the Plan.  Any such amendment must be in writing and signed by DIRECTV.  The terms and conditions of this Agreement may not be restricted or limited by any amendment of this Agreement or the Plan without Executive’s consent.

26. Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

27. Section Headings
The Section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

IN WITNESS WHEREOF, DIRECTV has caused this Agreement to be executed on its behalf by the Chairman of its Compensation Committee and Executive has hereunto set his hand as of the date and year first above written.

DIRECTV By: ______________________________ Charles R. Lee Chairman of the Compensation Committee
EXECUTIVE By: ______________________________ Michael D. White

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